                                                                     Exhibit 10

                                                                 August 9, 1996



Mr. Charles R.  Crisp
124 Melrose Drive
Montgomery, Texas 77356

Dear Charlie:

         It has been a pleasure to meet and become better acquainted with you during our several meetings. We are confident that you are an extraordinary executive who will become a tremendous asset to our executive management team. On my behalf and that of Houston Industries, it is my pleasure to make the following offer of employment to you. The following briefly summarizes the terms of our offer:

         1. Title. You will join our Houston Lighting and Power Company subsidiary as head of our generating assets Strategic Business Unit currently referred to as "Genco." Your title will be Executive Vice President and General Manager of this business unit. You will report to me in my present capacity as President and Chief Operating Officer of HL&P.

         2. Duties and Responsibilities. You will be responsible for managing all of HL&P's generating and related assets. Your focus will be domestic physical assets with an objective of rationalizing assets and positioning this business unit to be successful in an evolving deregulated environment. You also will be responsible at this time for the wholesale marketing of electricity. Currently your primary customer is HL&P's transmission and distribution Strategic Business Unit known as "Wiresco."

         3. Organizational Structure. The Company is currently in a transitional stage from its historical regulated utility perspective moving toward becoming market-focused and capable of superior performance in a deregulated environment. This transition may result in changes in your initial duties, responsibilities, and title.

         4.  Compensation.

         a) Base Salary. Your starting base salary will be $325,000 per annum with appropriate adjustments in the future.

Mr. Charles R. Crisp
August 9, 1996
Page 2


         b) Short-Term Incentive Compensation. HL&P's existing short-term Executive Incentive Compensation Plan (EICP) calls for incentive compensation to be paid in cash annually at a rate between zero and 60% of base compensation at your level. The plan year runs from January through December. For plan year 1996, we have agreed that your qualifying bonus will be determined according to goals to be decided between us, prorated according to your term of service during 1996.

         c) Long-Term Incentive Compensation (LICP). You are eligible for stock grants under the LICP, for amounts ranging from zero to 60% of base salary, which are determined as to amount on three-year cycles.

         d) Stock Options. Stock options for 40% of base salary are also issued under the LICP, with values dependent on increases in stock value as in other stock option plans.

         e) Sign-On Bonus. You will receive a $300,000 bonus payable to you as soon as possible upon your joining the company. As we discussed, this bonus will offset any bonus forgone by leaving your present employer. This bonus will be structured as an interest-free loan, one-half of which will be forgiven six months after your initial employment date, the other half after twelve months. The loan will be forgiven on these dates under all circumstances other than your voluntary termination from the company.

         f) Benefits. You will be entitled to such other benefits as are currently offered to newly hired or promoted senior executives. This includes life, disability, hospitalization, dental, automobile, and vacation. You will qualify for 4 weeks of vacation, commencing in January of 1997, with one week of vacation agreed during 1996.

         g) Anticipated Start Date: September 1996 or other mutually agreeable date.

         The foregoing covers the principal features of our employment offer. The attachment to this letter sets the matters forth in more detail. As to the incentive compensation and benefit plans, my description of their terms is included for discussion purposes and is not intended to alter the written plans, whose terms and conditions govern. Similarly, your service and tenure, as with all senior HII executives, is subject to the discretion of the Board of Directors.

         This is an exciting but challenging time for Houston Industries. We are committed to maintain HL&P as a major force in energy generation and marketing, and your decision to join our senior management team will substantially enhance our ability to fulfill that commitment. I look forward to your positive response to this offer of employment and ask that you sign in the space provided below. Of course, this offer is subject to routine pre-employment physical examination and other inprocessing requirements as are required of all Company employees.

Mr. Charles R. Crisp
August 9, 1996
Page 3



         We look forward to working with you.

                                        Sincerely,

                                        /s/ R. Steve Letbetter


ACCEPTED AND AGREED to
this 16th day of September, 1996

By /s/ Charles R. Crisp
    Charles R.  Crisp

            ADDENDUM TO LETTER TO CHARLES CRISP DATED AUGUST 9, 1996

                 1. EMPLOYMENT. The Company will employ Charles R. Crisp from and after the effective date of this Agreement as Executive Vice President and General Manager of the energy production Strategic Business Unit and in such other executive capacities as may be determined from time to time by the Company. As used in this Agreement, "employment with the Company" shall mean employment with Houston Lighting & Power Company or with Houston Industries Incorporated or with any wholly-owned subsidiary of either of said companies. Employment shall be subject to completion of routine employment physical examination and other inprocessing requirements as are required of all Company employees.

                 2. EXTENT OF SERVICES. Mr. Crisp will devote his services full time to the business of the Company and to perform to the best of his ability and with reasonable diligence the duties and responsibilities assigned to him by appropriate management of the Company.

                 3. TERM. The term of this Agreement shall commence in September 1996 and shall continue indefinitely thereafter, subject to termination by the Company or by Mr. Crisp at any time, with or without cause, on thirty days notice to the other.

                 4. COMPENSATION. As compensation for the services to be rendered by Mr. Crisp under this Agreement, the Company agrees to pay Mr. Crisp an initial annual salary of $325,000, payable in accordance with the general practices of the Company. The provisions of this paragraph 4 shall not operate as a limitation upon, or as a direction against, the exercise by the Board of Directors of the Company of its power and discretion to make salary increases or decreases, or to grant or withhold bonuses or other additional direct or indirect compensation or benefits to or on behalf of Mr. Crisp if, in the judgment of the Board of Directors, such action is in the best interest of the Company.

                 5. EMPLOYEE BENEFITS. Throughout the term of Mr. Crisp's employment with the Company, he shall be eligible to participate on the same basis as other eligible employees in the Retirement Plan, the Savings Plan and any other qualified plan of the Company, and he shall be eligible to participate in any long-term disability, life insurance, medical, dental and vision plans, and any other employee benefit plan maintained by the Company for its employees. For purposes of participation in these employee benefit plans, Mr. Crisp's service with the Company shall commence in September 1996.

                 Mr. Crisp shall be eligible for four weeks of vacation and 120 days sick pay per year. Additional annual vacation and sick pay entitlement will be in accordance with the Company's vacation and sick pay policies for employees generally. Mr. Crisp shall be furnished an automobile and home security system in accordance with the Company's policy covering officers of equal position or rank, and Mr. Crisp shall be furnished a luncheon club membership to be used for business purposes of the Company.

                 6. EXECUTIVE BENEFITS. Mr. Crisp shall be eligible to participate in the Company's Executive Incentive Compensation Plan and Long-Term Incentive Compensation Plan. Participation in the Executive Incentive Compensation Plan shall commence as provided in the employment letter agreement dated August 9, 1996, and the Long-Term Incentive Compensation Plan shall commence in the 1997 calendar year. Mr. Crisp shall also be eligible to participate in the Company's Deferred Compensation Plan, Benefit and Savings Restoration Plans, Executive Life Insurance Plan and shall be eligible to participate on the same basis as other executive vice presidents of the Company in any other executive compensation plan or program of the Company which may from time to time cover such officers of the Company, with the exception of the formerly applicable salary continuation and death benefit plan known as the "Executive Benefits Plan," which is no longer being offered.

                 7. EMPLOYMENT BONUS. The Company shall pay Mr. Crisp $300,000 in lieu of forgone benefits with his prior employer as provided in the employment letter agreement dated August 9, 1996.

                 8. WITHHOLDING OF TAXES. The Company shall deduct from any payments hereunder any taxes required to be withheld by the federal or any state or local government.

                 9. PROHIBITION AGAINST ASSIGNMENT. Mr. Crisp agrees on behalf of himself and his executors and administrators, heirs, legatees, distributees, and any other person or persons claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way. Any attempted assignment, transfer, pledge or hypothecation or other disposition of this Agreement or of such rights, interests and benefits, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

                 10. CONTROLLING LAW. This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas.

                 11. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of any successor of this Company and any such successor shall be deemed substituted for the Company under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company or gains control of the Company.

                 12. ENTIRE AGREEMENT. This Agreement consists of (1) the employment letter agreement dated August 9, 1996, and (2) this Addendum, which together constitute the entire agreement of the parties with respect to the subject matter hereof, and may be modified only by a written instrument executed by both parties.





                                      -7-